Exhibit 99.1

March 12, 2007 7:05 AM Eastern Daylight Time

ImageWare Systems Closes $1.5 Million Private Placement

- Company Retires Outstanding Debt -

SAN DIEGO—(BUSINESS WIRE)—ImageWare® Systems, Inc. (AMEX:IW), a leading developer and provider of identity management solutions, today announced it closed a private placement on March 9th of 1,500 shares of Series D Convertible Preferred Stock and warrants to purchase 59,210 shares of common stock to accredited investors, including existing ImageWare shareholders. The offering generated net proceeds of approximately $1.5 million, which the company will use to retire outstanding debt and for general working capital purposes.

The preferred stock is initially convertible into approximately 789,000 shares of common stock. The warrants have a term of five years and are initially exercisable at $2.33 per share beginning on September 9, 2007. No placement agent was used in the transaction.

“We are pleased to receive this support by some of our existing shareholders, which demonstrates a vote of confidence in ImageWare,” said Jim Miller, chairman and CEO. “The retirement of our debt strengthens our balance sheet and is a positive event for the company.”

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. ImageWare has agreed to file a registration statement covering resale of the securities by the accredited investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with the conversion price for the Series D Preferred Stock and the number of shares of common stock actually issued as a result of the conversion of the preferred stock and exercise of the warrants, uncertainties associated with the use of proceeds from the sale of preferred stock and the warrants, uncertainties associated with adjustments, conditions, restrictions and protections included in the terms of the financing agreements, the preferred stock, the warrants and other documents related to the sale of the preferred stock and warrants and related transactions and factors described from time to time in reports filed by ImageWare with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-KSB, as amended. A more complete description of ImageWare’s business is provided in the Company’s most recent annual, quarterly and current reports, which are available from ImageWare without charge or at http://www.sec.gov/.

Contacts

ImageWare Systems, Inc.
Wayne Wetherell, 858-673-8600, ext. 138
or
Investor Relations Contact:
Lippert/Heilshorn & Associates
Moriah Shilton, 415-433-3777
mshilton@lhai.com